Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Wright Medical Group, Inc. Second Amended and Restated 2009 Equity Incentive Plan, the Wright Medical Group, Inc. Fifth Amended and Restated 1999 Equity Incentive Plan, and the Wright Medical Group, Inc. Inducement Stock Option Awards, of our reports dated February 24, 2015, with respect to the consolidated financial statements and schedule of Tornier N.V. and the effectiveness of internal control over financial reporting of Tornier N.V. included in its Annual Report (Form 10-K) for the year ended December 28, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

October 1, 2015